Exhibit 99.1

BEEHIVE NEWSCLIENT NEWS

Beehive Adds The Good Clinic to Client Roster

August 20, 2020  | by Beehive

St. Paul, Minn., Aug. 20, 2020  — Beehive Strategic Communication recently added The Good Clinic to its client roster. The Good Clinic is an innovative and future-focused health clinic, financially backed by Mitesco, Inc. (OTCQB: MITI) and committed to delivering a unique balance of expertise and empathy through an efficient, hassle-free health care experience.

Minnesota-based The Good Clinic believes real health and wellbeing requires a new health care model that shifts the focus from sick care and treatment to prevention and partnership. The company has partnered with Beehive for strategic communication support including message development, digital content development and multi-channel marketing plan.

“We are honored to be a part of the innovation and transformation that The Good Clinic is creating within the health care industry,” said Nicki Gibbs, EVP, Strategy, Beehive. “Their approach to improving access and patient experience speak volumes. The Good Clinic is committed to professional, empathetic care that treats patients as partners in their wellness journeys.”

Read more about The Good Clinic’s business model to empower patients to take charge of their health.

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About Beehive Strategic Communication

Beehive Strategic Communication  is a purpose-driven strategic communication firm that uses the power of communication to build better businesses. We help organizations clarify and align their visions, values and strategies to bold actions that build trust and drive growth — inside and out. As a certified B Corporation, Beehive meets the highest standards of verified social and environmental performance, public transparency and legal accountability to balance profit and purpose.